Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333‑52765 and 333-176401) on Form S-8 of Fastenal Company of our report dated June 6, 2024, with respect to the financial statements of the Fastenal Company & Subsidiaries 401(k) and Employee Stock Ownership Plan.
/s/ KPMG LLP
Des Moines, Iowa
June 5, 2025